Exhibit 10.12

THIRD AMENDMENT

TO

INTERNATIONAL LETTER OF CREDIT AGREEMENT

THIS THIRD AMENDMENT TO INTERNATIONAL LETTER OF CREDIT AGREEMENT is dated as of the 12th day of June, 2012 (this “Third Amendment”), and entered into among GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Borrower”), GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company (the “Guarantor”), and WELLS FARGO BANK, N.A., successor by merger to WELLS FARGO HSBC TRADE BANK, N.A. (the “Bank”).

BACKGROUND:

A. The Borrower, the Guarantor and Bank entered into an International Letter of Credit Agreement, dated as of September 29, 2006 (as amended through the date hereof and as it may be further amended, modified or supplemented, the “Agreement”). Unless specifically defined or redefined below, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

B. The Borrower has requested an extension of the Maturity Date and amendment of certain covenants found in the Agreement.

C. The Bank hereby agrees to extend the Maturity Date and amend the Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the Borrower, the Guarantor and the Bank covenant and agree as follows:

SECTION 1. AMENDMENTS.

(a) Amendment to Section 2.3(b). Section 2.3(b) of the Agreement is amended by deleting “thirty (30) days” appearing therein and inserting in lieu thereof “five (5) days”.

(b) Amendment to Section 2.9. Section 2.9 of the Agreement is amended by deleting the last sentence thereof in its entirety.

(c) Amendment to Section 4.1. Section 4.1 of the Agreement is amended and restated to read as follows:

Facility Fee. The Borrower shall pay to the Bank (i) on June 12, 2012, a non-refundable facility fee in an amount equal to the product of (x) the Commitment and (y) the Annual Facility Fee Percentage, and (ii) on each Loan Facility Anniversary Date (other than the Maturity Date), a non-refundable facility fee in an amount equal to the product of (x) the Commitment and (y) the Annual Facility Fee Percentage, prorated to the Maturity Date in the case of the final Loan Facility Anniversary Date prior to the Maturity Date.

(d) Technical Amendment of Certain Sections. The Sections of the Agreement identified on the following table are amended to replace the references therein to certain sections of the Domestic Credit Agreement with new references to certain sections of the Domestic Credit Agreement, in each case, as provided in such table:

Section of the Agreement	Existing Domestic Credit Agreement Section Reference		New Domestic Credit Agreement Section Reference
6.13	6.2	(f)	9.1
8.1(e)	6.1	(f)	8.3	(f)
9.1	6.2	(h)	9.2
9.4	6.2	(b)	9.3
9.6(b)	6.2	(i)	9.1
9.8	6.2	(c)	9.6
10.1(e)(ii)	6.2	(a)(i)	9.4
11.15	6.3		9.14

(e) Amendment to Section 6.13. Section 6.13 of the Agreement is amended by deleting “Guaranties” appearing therein and inserting in lieu thereof “Debt”.

(f) Amendment to Section 8.11(b). Section 8.11(b) of the Agreement is amended by deleting “$3,000,000” appearing therein and inserting in lieu thereof “Threshold Amount”.

(g) Amendments to Section 9.5. Section 9.5 of the Agreement is amended and restated in its entirety to read as follows:

SECTION 9.5 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the date of any fiscal quarter of the Borrower, the Borrower will not permit the Consolidated Total Leverage Ratio to be greater than 4.50 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter of the Borrower, the Borrower will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

(h) Amendment to Section 9.7. The proviso in Section 9.7 of the Agreement is deleted in its entirety and the following inserted in lieu thereof: “except as permitted in Section 9.7 (or any comparable provision) of the Domestic Credit Agreement.”

(i) Amendments to Section 10.1. (i) Section 10.1(k)(i) of the Agreement is amended by deleting “$5,000,000” appearing therein and inserting in lieu thereof “Threshold Amount”;

(ii) Section 10.1(l) of the Agreement is amended by deleting “$5,000,000” appearing therein and inserting in lieu thereof “Threshold Amount”; and

(iii) Section 10.1(n) of the Agreement is amended and restated in its entirety to read as follows: “(n) Change of Control. A Change of Control shall occur; or”.

(j) Amendment to Section 11.3. Clauses (a) and (b) of Section 11.3 of the Agreement are amended and restated in their entirety to read as follows:

(a)	If to the Borrower or any Guarantor:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Attention: Mr. Bruce J. Biemeck

Telephone No.: (630) 574-2948

Telefax No.: (630) 574-3007

(b)	If to the Bank:

Wells Fargo Bank, N.A.

1000 Louisiana Street, Fourth Floor

Houston, Texas 77002-5027

Attention: Mr. Sushim Shah

Telephone No.: (713) 319-1374

Telefax No.: (713) 739-1080

(k) Amendments to Exhibit “A” of the Agreement. (i) The following definitions in Exhibit “A” of the Agreement are deleted in their entirety: “Adjusted Consolidated EBITDA”, “Capitalized Lease”, “Capitalized Rentals”, “EBITDA”, “Guaranties”, “Interest Coverage Ratio”, “Interest Expense”, “Total Funded Debt” and “Total Leverage Ratio”;

(ii) the definitions set forth on Annex I attached hereto are added in Exhibit “A” of the Agreement in appropriate alphabetical order;

(iii) the following definitions in Exhibit “A” of the Agreement are amended and restated in their entirety to read as set forth on Annex II attached hereto: “Affiliate”, “Annual Audited Financial Statements”, “Capital Stock”, “Debt”, “Domestic Credit Agreement”, “Domestic Lenders”, “Existing Letters of Credit”, “GAAP”, “Investment”, “Lien”, “Material Adverse Effect”, “Prime Rate”, “Property”, “Restricted Payment”, “Subsidiary” and “Voting Stock”; and

(iv) the following definitions in Exhibit “A” of the Agreement are amended and restated in their entirety to read as follows:

“Borrower Agreement” shall mean the Borrower Agreement dated as of June 12, 2012, executed by the Borrower and the Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Fast Track Borrower Supplement” shall mean the Fast Track Borrower Agreement Supplement executed by the Borrower as of June 12, 2012, as the same may be amended, restated, modified or supplemented from time to time.

“Loan Facility Anniversary Date” shall mean each one (1) year anniversary of June 12, 2012.

“Maturity Date” shall mean June 12, 2013.

SECTION 2. REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof:

(a) (i) the Borrower has all requisite power and authority to execute and deliver this Third Amendment, (ii) this Third Amendment has been duly executed and delivered by the Borrower, and (iii) this Third Amendment and the Agreement, as amended hereby, constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by Debtor Laws;

(b) there exists no Event of Default or Default under the Agreement both before and after giving effect to this Third Amendment;

(c) the representations and warranties set forth in the Agreement and other International Loan Documents are true and correct in all material respects on the date hereof both before and after giving effect to this Third Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d) the Agreement, as amended hereby, and the other International Loan Documents remain in full force and effect; and

(e) neither the execution, delivery and performance of this Third Amendment or the Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will (a) contravene the terms of the Organization Documents of the Borrower, (b) violate any Governmental Requirement or (c) conflict with any Obligation to which the Borrower is a party; except in the case of clauses (b) and (c) above to the extent that such conflict could not reasonably be expected to have a Material Adverse Effect.

SECTION 3. CONDITIONS TO EFFECTIVENESS. All provisions of this Third Amendment shall be effective upon receipt by the Bank of the following:

(a) This Third Amendment duly executed by the Borrower, the Guarantor and the Bank;

(b) Secretary’s Certificate of Borrower duly executed by the Borrower, in form and substance satisfactory to Bank;

(c) Secretary’s Certificate of Guarantor duly executed by the Guarantor, in form and substance satisfactory to Bank;

(d) Acknowledgement of Country Limitation Schedule duly executed by the Borrower;

(e) Executed copies of the Borrower Agreement and Fast Track Borrower Supplement;

(f) Approval and waiver letter from Ex-Im Bank; and

(g) Payment by the Borrower of the facility fee pursuant to Section 4.1 of the Agreement.

SECTION 4. ACKNOWLEDGEMENT AND AGREEMENT OF GUARANTOR. Guarantor hereby (i) consents to the terms and execution hereof; (ii) reaffirms its obligations to the Bank pursuant to the terms of its Guaranty; and (iii) acknowledges that the Bank may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the Guarantor and without impairing the liability of the Guarantor under its Guaranty for all of the Borrower’s present and future indebtedness to the Bank.

SECTION 5. REFERENCE TO THE AGREEMENT.

(a) Upon the effectiveness of this Third Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Agreement, as affected and amended hereby.

(b) The Agreement, as amended by the amendments referred to above, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 6. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, reproduction, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees, charges and disbursements of counsel with respect thereto).

SECTION 7. EXECUTION IN COUNTERPARTS. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Third Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Bank (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

SECTION 8. HEADINGS. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.

SECTION 9. ENTIRE AGREEMENT. THIS THIRD AMENDMENT AND THE OTHER INTERNATIONAL LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 10. GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN PROVISIONS OF 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 11. WAIVERS OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS THIRD AMENDMENT OR INTERNATIONAL LOAN DOCUMENTS, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS THIRD AMENDMENT OR ANY INTERNATIONAL LOAN DOCUMENT AND AGREE THAT ANY ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, this Third Amendment is executed as of the date first set forth above.

BORROWER:

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Bruce J. Biemeck
Bruce J. Biemeck
President and Chief Financial Officer

GUARANTOR:

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By:	/s/ Bruce J. Biemeck
Bruce J. Biemeck
President and Chief Financial Officer

BANK:

WELLS FARGO BANK, N.A.

By:	/s/ Sushim R. Shah
Sushim R. Shah
Vice President and
Senior Relationship Manager

ANNEX I

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6 (or comparable provision) of the Domestic Credit Agreement.

“Bonding Agreement” means, collectively, the Zurich Agreement and any supplement thereto or replacement thereof, and any similar contractual arrangement entered into by the Borrower or any of its Subsidiaries with providers of bid, performance or payment bonds.

“Bonding Obligations” means (a) obligations incurred by the Borrower and its Subsidiaries (including guaranties thereof) with respect to bid, payment, performance, surety, appeal or similar bonds and completion guaranties in the ordinary course of business and (b) obligations incurred by the Borrower and its Subsidiaries (including guaranties thereof) under any Bonding Agreement.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Start Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Start Date of changes in GAAP.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Start Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Start Date of changes in GAAP.

“Cash Equivalents” means, at any time, Investments of the Borrower or any of its Subsidiaries in (a) any obligation, maturing not more than one hundred twenty (120) days from the date of creation thereof, which is issued or guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (b) commercial paper, maturing not more than one hundred twenty (120) days from the date of creation thereof, which is issued by (i) a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia which has a short-term credit rating of at least A-1 by S&P and P-1 by Moody’s, or (ii) any Domestic Lender (or its holding company) having a long-term credit rating of at least A by S&P and A2 by Moody’s; (c) any certificate of deposit, time or demand deposit (including Eurodollar time deposits) or bankers acceptance, maturing not more than one hundred twenty (120) days from the date of creation thereof, which is issued by either (i) a commercial banking institution organized under the laws of the United States or any State thereof or the

ANNEX I – Page 1

District of Columbia that has a combined capital, surplus and undivided profits of not less than $500,000,000 and has a long-term credit rating of at least A by S&P and A2 by Moody’s, (ii) any Domestic Lender with a long-term credit rating of at least A by S&P and A2 by Moody’s, or (iii) (A) any branch of any Domestic Lender having a long-term credit rating of at least A by S&P and A2 by Moody’s, (B) any commercial banking institution organized under the laws of the United States or any State thereof or any Organization for Economic Co-operation and Development country which has a combined capital, surplus and undivided profits of not less than $500,000,000 and has a long-term credit rating of at least A by S&P and A2 by Moody’s or (C) any financial institution organized under the laws of a country where the Borrower or any of its Subsidiaries is engaged in a dredging or construction project to the extent such certificates of deposit, time or demand deposits (including Eurodollar time deposits) or bankers acceptances are reasonably necessary in connection with such dredging or construction project with a long-term credit rating of at least A by S&P and A2 by Moody’s; (d) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clause (a) above, entered into with any institution meeting the qualifications specified in clause (c) above; (e) short-term asset management accounts offered by any Domestic Lender for the purpose of investing in notes issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and having a short-term credit rating of at least A-1 by S&P and P-1 by Moody’s; (f) Dollars or money in other currencies received in the ordinary course of business; or (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a), (b), (c) and (f) of this definition.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of Borrower; or

(b) any “Change of Control” (or any similar or comparable definition or provision) occurs under any agreement governing Note Indenture Obligations; or

(c) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower are not Continuing Directors.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Cash Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (net of interest income received in cash) paid in cash (including, without limitation, interest expense paid in cash which is attributable to Capital Leases and all net payment obligations paid in cash pursuant to Hedge Agreements) for such period.

ANNEX I – Page 2

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) federal, state, local and foreign income and franchise taxes, (ii) total interest expense (net of interest income) for such period, (iii) depreciation, depletion and amortization expense (including amortization of intangible assets (including goodwill)), (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (x) there were cash charges with respect to such charges and losses in past accounting periods, (y) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods or (z) they consist of write-downs of accounts receivable that exceed $5,000,000 in the aggregate during any Fiscal Year), (v) Transaction Costs (other than Transaction Costs incurred in connection with (x) the Transactions that exceed $5,000,000 in the aggregate or (y) any Permitted Acquisition or the amendment, consent or waiver of any Domestic Loan Document or otherwise unrelated to the Transactions that exceed $1,000,000 in the aggregate during any Fiscal Year), (vi) any amounts included in the calculation of Consolidated Net Income for amortization or non-cash charges for the write-off or impairment of goodwill, intangibles or other purchase accounting adjustments related to the accounting for the Transactions or other acquisitions under GAAP (including Financial Accounting Standards Codification 350 and 805), (vii) non-recurring restructuring charges or reserves and business optimization expense (including any non-recurring restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Start Date), costs related to the closure or consolidation of facilities, relocation and severance expenses, systems establishment costs and conversion costs, provided that the aggregate amount of add-backs made pursuant to this clause (vii), shall not exceed $5,000,000 during any Fiscal Year, (viii) fees and expenses incurred in connection with the negotiation or entering into of any Bonding Agreement or any amendment, restatement, supplement or other modification of any Bonding Agreement, and (ix) Consolidated Net Income attributable to the minority equity interest that is owned, directly or indirectly, by the Borrower in Yankee or any other non-wholly owned Subsidiary to the extent the Net Income in respect of such minority equity interest is received by the Borrower, less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of such Consolidated Net Income for such period, (i) non-cash gains (excluding any such non-cash gains to the extent (x) there were cash gains with respect to such gains in past accounting periods or (y) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) and (ii) Consolidated Net Income attributable to the minority equity interest that is not owned, directly or indirectly, by the Borrower in Yankee or any other non-wholly owned Subsidiary to the extent the Net Income in respect of such minority equity interest is distributed to the holder or holders of such minority equity interest and plus, (d) without duplication, cash dividends received by the Borrower or any Subsidiary from Amboy Aggregates, a New Jersey joint venture, and any other equity joint ventures. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

ANNEX I – Page 3

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Cash Interest Expense and (b) scheduled principal payments with respect to Debt (including, without limitation, scheduled principal payments which are attributable to Capital Leases).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, minus (ii) Capital Expenditures accrued with respect to the maintenance of Capital Assets of the Borrower and its Subsidiaries for the period, minus (iii) Restricted Payments paid in cash for the period, minus (iv) federal, state, local and foreign income taxes paid in cash for the period, to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP (exclusive of all amounts in respect of any extraordinary or non-recurring gains or losses).

“Consolidated Total Indebtedness” of the Borrower, means as of any date of determination, the sum of (without duplication), (a) all Debt (other than any Operating Lease) of the Borrower and its Subsidiaries on a Consolidated basis which, in accordance with GAAP, should be included as liabilities in the consolidated balance sheet of the Borrower and its Subsidiaries at such time, plus (b) the undrawn face amount of letters of credit (other than (i) letters of credit issued to (x) Zurich in an amount not to exceed $12,500,000 to support the Bonding Obligations held by Zurich and (y) Travelers pursuant to the terms set forth in the Travelers’ Termination Agreement, (ii) Performance Letters of Credit (as defined in the Domestic Credit Agreement) and (iii) standby letters of credit issued pursuant to this Agreement) and bank guarantees (other than those issued to support performance obligations), plus (c) the principal amount of all guarantees executed by such Person.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the Consolidated Total Indebtedness on such date minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries in the United States on such date, to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of the Borrower on the Start Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by at least 51% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

ANNEX I – Page 4

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans (as defined in the Domestic Credit Agreement) and all other Obligations (as defined in the Domestic Credit Agreement) that are accrued and payable and the termination of the Aggregate Commitment (as defined in the Domestic Credit Agreement)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans (as defined in the Domestic Credit Agreement) and all other Obligations (as defined in the Domestic Credit Agreement) that are accrued and payable and the termination of the Aggregate Commitment (as defined in the Domestic Credit Agreement)), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Capital Stock, in each case for clauses (a) through (d) above, prior to the date that is 91 days after the Revolving Credit Maturity Date (as defined in the Domestic Credit Agreement); provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equipment Utilization Agreement” means the Equipment Utilization Agreement, dated as of the date hereof, among the Borrower, certain Subsidiaries of the Borrower as indemnitors, the Administrative Agent and Zurich, as surety thereunder, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Hedge Banks” means those Hedge Banks existing on the Start Date and identified on Schedule 1.1(a) to the Domestic Credit Agreement.

“Existing Issuing Lender” means Bank of America, N.A. in its capacity as an issuing bank with respect to the Existing Letters of Credit, or any successor thereto.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

ANNEX I – Page 5

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means (a) any Existing Hedge Bank and (b) any Person that, at the time it enters into a Hedge Agreement permitted under Article IX of the Domestic Credit Agreement, is a Domestic Lender, an Affiliate of a Domestic Lender, the Administrative Agent or an Affiliate of Wells Fargo, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Domestic Lender or any Affiliate of a Domestic Lender).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Note Indenture” that certain Indenture, dated as of January 28, 2011, between Wells Fargo, as trustee, and the Borrower and the Subsidiary Guarantors (as defined in the Domestic Credit Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Note Indenture Obligations” means all of (a) the Borrower’s obligations under and with respect to the Note Indenture, including, without limitation, all obligations to pay principal in an aggregate principal amount not to exceed $250,000,000 under its 7-3/8% Senior Notes due 2019, and all interest, premium, fees, charges, expenses and indemnities with respect thereto, and all obligations to effect redemptions, repurchases and prepayments with respect thereto, in any case, whether fixed, contingent, matured or unmatured, and (b) the Borrower’s obligations under and with respect to such other unsecured Debt the net proceeds of which are, in whole or in part, designated to be used, and are used reasonably promptly after the incurrence thereof, to refinance in whole or in part the then existing Note Indenture Obligations (including any subsequent refinancing thereof from time to time which constitutes a Permitted Note Refinancing); provided, that (i) the aggregate principal amount of such refinancing Debt and any remaining Debt under the Note Indenture (and any Permitted Note Refinancing thereof) does not exceed $300,000,000,

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(ii) immediately after giving effect to the incurrence of such refinancing Debt and the application of proceeds thereof, the Borrower and its Subsidiaries will be in pro forma compliance (giving effect to such refinancing as if it occurred as of the first day of the relevant period of calculation) with each financial covenant ratio set forth in Section 9.5 as of the most recently ended fiscal quarter for which financial statements (and the related compliance certificate) have been delivered pursuant to Section 8.1 (it being understood and agreed that the Borrower shall provide a certification of such pro forma compliance but shall not be required to provide a Compliance Certificate), (iii) such refinancing Debt has a final maturity more than 180 days after the Revolving Credit Maturity Date (as defined in the Domestic Credit Agreement) and requires no scheduled payment of principal in cash prior to such date, and (iv) the terms of such refinancing Debt, including the covenants, events of default and other terms and provisions (including quantities thereof), are reasonably acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld so long as such terms are no more restrictive, when taken as a whole, to the Borrower and its Subsidiaries than are (x) in the case of any public issuance (including through a 144A or other similar issuance) of Debt by the Borrower, customary at the time of such refinancing of such type for issuers with a debt rating similar to that of the Borrower and (y) in the case of any private issuance of Debt by the Borrower, as set forth in the Note Indenture (any such refinancing as described in this clause (b), a “Permitted Note Refinancing”).

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Permitted Acquisition” has the meaning assigned thereto in Section 9.3(h) (or comparable provision) of the Domestic Credit Agreement.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction and (ii) are calculated in a reasonable and factually supportable manner on a basis consistent with GAAP, as certified by a Responsible Officer (as defined in the Domestic Credit Agreement) of the Borrower; provided further that the foregoing pro forma adjustment may incorporate add-backs and other adjustments permitted by this Agreement to the extent such add-backs and adjustments are not duplicative of any amounts or adjustments that are already included in the calculation of Consolidated EBITDA.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

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“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business of the Borrower or any of its Subsidiaries.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Threshold Amount” means $10,000,000.

“Transaction Costs” means all fees, expenses, costs, and other amounts related to (i) the Transactions, (ii) any amendments, consents or waivers of the Domestic Loan Documents (including all such fees, expenses, costs and other amounts incurred during any workout, restructuring or negotiations in respect thereof), in each case, whether or not consummated, and (iii) any Permitted Acquisitions, whether or not consummated (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees, appraisal fees or any other fees and expenses in connection therewith), in each case to the extent paid within twelve (12) months of either the Start Date, such amendment, consent or waiver of the Domestic Loan Documents, or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, (a) the Refinancing (as defined in the Domestic Credit Agreement), (b) the initial Extensions of Credit (as defined in the Domestic Credit Agreement), (c) the execution and delivery of the Domestic Loan Documents and (d) the payment of the Transaction Costs incurred in connection with the foregoing.

“Travelers” means, collectively, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, together with their successors and assigns.

“Travelers’ Termination Agreement” means that certain Termination and Release Agreement, dated as of June 4, 2012, among the Borrower, certain Subsidiaries of the Borrower party thereto and Travelers.

“United States” means the United States of America.

“Yankee” means Yankee Environmental Services, LLC, a Delaware limited liability company.

“Zurich” means, collectively, Zurich American Insurance Company and its subsidiaries and Affiliates, including, without limitation, Fidelity and Deposit Company of Maryland, Colonia American Casualty and Surety Company, and American Guarantee and Liability Insurance Company, together with their successors and assigns.

“Zurich Agreement” means, collectively, (i) that certain Agreement of Indemnity, dated as of September 7, 2011, executed by the Borrower and the Subsidiaries of the Borrower party there as “Contractors” and Indemnitors”, in favor of Zurich and (ii) the Equipment Utilization Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

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ANNEX II

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Annual Audited Financial Statements” shall mean, as to any Person, the year-end consolidated financial statements of such Person (consolidated balance sheet, consolidated statement of earnings, and consolidated cash flow statements), all prepared in conformity with GAAP and audited by Deloitte & Touche LLP or other independent certified public accountants reasonably satisfactory to the Bank and Ex-Im Bank. Annual Financial Statements shall also include unaudited consolidating financial statements.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Debt” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;

(b) all obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, all obligations under earn-out agreements), except (i) trade payables incurred in the ordinary course of such Person’s business, and (ii) liabilities associated with customer prepayments and deposits in the ordinary course of such Person’s business;

(c) the capitalized amount of all obligations of such Person as lessee under Capital Leases and Synthetic Leases (if such lease were accounted for as a Capital Lease) that would appear on a balance sheet of such Person prepared in accordance with GAAP that is attributable to the principal amount of such obligations;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Debt of any other Person secured by a Lien on any asset owned by such Person even though such Person has not assumed or become liable for the payment of such obligations;

(f) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit or bank guarantees, whether or not drawn, including, without limitation, any Reimbursement Obligation (as defined in the Domestic Credit Agreement), and banker’s acceptances issued for the account of such Person;

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(g)	all obligations of any such Person in respect of Disqualified Capital Stock;

(h)	all net obligations of such Person under any Hedge Agreements;

(i)	all Bonding Obligations; and

(j)	all Guaranty Obligations of such Person with respect to any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Domestic Credit Agreement” shall mean the Credit Agreement, dated as of June 4, 2012, among the Borrower, the other Loan Parties from time to time party thereto, the lenders from time to time party thereto, certain agents and Wells Fargo, as Administrative Agent.

“Domestic Lenders” shall mean Wells Fargo, as Administrative Agent, and the other agents, arrangers, issuers, and lenders now or hereafter party to the Domestic Credit Agreement.

“Existing Letters of Credit” means those letters of credit existing, undrawn and outstanding, on the Start Date and identified on Schedule 1.1(b) to the Domestic Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (j) of the definition of “Debt” set forth in this Exhibit A in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset; provided, however, that in no event shall an Operating Lease in and of itself be deemed a Lien regardless of GAAP treatment.

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“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations, assets, liabilities or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the rights and remedies of the Bank under any International Loan Document or (c) a material impairment of the legality, validity, binding effect or enforceability against any Borrower or any of its Subsidiaries of any International Loan Document to which it is a party.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Restricted Payment” has the meaning assigned thereto in Section 9.6 (or comparable provision) of the Domestic Credit Agreement.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Voting Stock” means securities or other equity interests of any class or classes of a corporation, partnership, limited liability company or other association or entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors, managers, general partners, managing members or Persons performing similar functions.

ANNEX II – Page 3